Exhibit 3.1

RESTATED ARTICLES OF INCORPORATION

OF

ASTRONOVA, INC.

Pursuant to the provisions of Section 7-1.2-906 of the General Laws of Rhode Island, 1956, as amended, the undersigned corporation adopts the following Restated Articles of Incorporation:

ARTICLE 1.

The name of the corporation is AstroNova, Inc.

ARTICLE 2.

The period of its duration is perpetual.

ARTICLE 3.

The purpose or purposes which the corporation is authorized to pursue are: To carry on the business of an investment and holding company and to transact any or all other lawful business for which corporations may be incorporated under the Rhode Island Business Corporation Act, as the same may be from time to time amended hereafter.

ARTICLE 4.

The total number of shares which the corporation has the authority to issue is 1,000 shares of common stock, $0.001 par value per share.

ARTICLE 5.

Existing provisions limiting or denying to shareholders the preemptive right to acquire additional or treasury shares of the corporation are: Stockholders shall not have any preemptive or other right to subscribe for or acquire any capital stock of any class (including stock held by the corporation in its treasury) which may be issued, sold or otherwise disposed of by the corporation from time to time, at such price and otherwise upon such terms as the Board of Directors shall determine.

ARTICLE 6.

Existing provisions of the articles of incorporation for the regulation of the internal affairs of the corporation are: None.

ARTICLE 7.

The name and address of the initial registered agent/office in Rhode Island is C T Corporation System, 450 Veterans Memorial Parkway, Suite 7A, East Providence, Rhode Island, 02914.

ARTICLE 8.

A director of the Company will not be personally liable to the Company or its shareholders for monetary damages for breach of the director’s duty as a director, except for liability (i) for any breach of the director’s duty of loyalty to the Company or its shareholders; (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of the law; (iii) liability imposed pursuant to the provisions of Section 7-1.2-811 of the General Laws of Rhode Island, 1956; or (iv) for any transaction from which the director derived an improper personal benefit. If the Rhode Island Business Corporation Act is amended to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director to the Company or its shareholders will be eliminated or limited to the fullest extent permitted by the Rhode Island Business Corporation Act, as so amended. Any repeal or modification of the provisions of this Article by the Company will not adversely affect any right or protection of a director of the Company existing at the time of such repeal or modification.

ARTICLE 9.

In addition to the authority conferred upon the Board of Directors of the Company by Section 7-1.2-814 of the General Laws of Rhode Island, 1956, the Board of Directors of the Company may include provisions in its by-laws, or may authorize agreements to be entered into with each director or officer, for the purpose of indemnifying such director in the manner and to the extent provided herein.

(a)	For the purposes of this Article, when used herein:

(i)

“Loss” means any amount which a director or officer is legally obligated to pay for any claim for Covered Acts and will include, without being limited to, damages, settlements, fines, penalties or, with respect to employee benefit plans, excise taxes or penalties;

(ii)	“Expenses” means expenses incurred in connection with the defense against any claim for Covered Acts, including, without being limited to, legal accounting or investigative fees and expenses;

(iii)	“Covered Act” means any act or omission of a director or officer in the director’s or officer’s official capacity with the Company.

(b)

The by-law provisions or agreements authorized hereby may provide that the Company will, subject to the provisions of this Article, pay on behalf of a director or officer any Loss or Expenses arising from any claim or claims which are made against the director or officer by reason of any Covered Act of the director or officer.

(c)

The by-law provisions or agreements authorized hereby may cover Loss or Expenses arising from any claims made against a director or officer no longer serving in an official capacity, the estate, heirs or legal representative of a deceased director or officer or the legal representative of an incompetent, insolvent or bankrupt director or officer, where the director or officer was a director or officer at the time the Covered Act upon which such claims are based occurred.

(d)

The by-law provisions or agreements authorized hereby may provide for the advancement of Expenses to a director or officer prior to the final disposition of any action, suit or proceedings, or any appeal therefrom, involving such director or officer and based on the alleged commission by such director or officer of a Covered Act, subject to an undertaking by or on behalf of such director or officer to repay the same to the Company if indemnification is not permitted under Section (e) below.

(e)

The by-law provisions or agreements authorized hereby may not indemnify a director or officer from and against any Loss, and the Company shall not reimburse for any Expenses, in connection with any claim or claims made against a director or officer for: (i) any breach of the director’s or officer’s duty of loyalty to the Company or its shareholders; (ii) acts or omissions not in good faith or which involve intentional misconduct or knowing violation of law; (iii) liability imposed pursuant to the provisions of 7-1.2-811 of the General Laws of Rhode Island, 1956; (iv) a transaction from which the person seeking indemnification derived an improper personal benefit; or (v) for an accounting of profits in fact made from the purchase or sale by the director or officer of securities of the Company within the meaning of Section 16 of the Securities Exchange Act of 1934, as amended.

(f)

The by-law provisions or agreements authorized hereby may contain such other terms and conditions as the Board of Directors, in its sole discretion, determines to be consistent with the provisions of this Article.

ARTICLE 10.

Any action required or permitted to be taken at any annual or special meeting of shareholders of the Company may be taken without a meeting, without prior notice and without a vote, if a consent or consents in writing, setting forth the action so taken, are signed by the holders of outstanding stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted and are delivered to the Company.

ARTICLE 11.

Any action required or permitted to be taken at any meeting of the Board of Directors or any committee thereof may be taken without a meeting if all members of the Board of Directors or such committee, as the case may be, consent thereto in writing, and the writing or writings are filed with the minutes of proceedings of the Board of Directors or such committee.

ARTICLE 12.

The Restated Articles of Incorporation correctly set forth without change the corresponding provisions of the articles of incorporation as heretofore amended, and supersede the original articles of incorporation and all amendments thereto. The Restated Articles of Incorporation will be effective upon filing.

IN WITNESS WHEREOF, the undersigned corporation has caused these Restated Articles of Incorporation to be executed by its duly authorized officer as of the date set forth below.

ASTRONOVA, INC.

By:	/s/ Jorik Ittmann
Name: Jorik Ittmann
Title: President and Chief Executive Officer
Date: August 26, 2026